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                                                                   EXHIBIT 99.1

             CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

  Investment in the securities of Neuromedical Systems, Inc. (the "Company") involves a high degree of risk. In evaluating an investment in the Company's securities, Company stockholders and prospective investors should carefully consider the risk factors discussed in this Exhibit 99.1 and the information detailed in the Company's 1997 Annual Report on Form 10-K under Item 1 Business and Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as information contained in the Company's other filings with the Securities and Exchange Commission.

  The Company's Form 10-K and its Annual Report to Stockholders, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company may include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which reflect the Company's current views with respect to further events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. For information regarding these risks and uncertainties, see the Cautionary Statements set forth below and Item 1 Business and Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Company's 1997 Annual Report on Form 10-K. The words "believe", "expect", "anticipate", and similar expressions identify forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EARLY COMMERCIAL STAGE COMPANY; HISTORY OF LOSSES; PROFITABILITY UNCERTAIN

  The Company is in its early commercial stage and has generated limited operating revenue to date and has incurred, from incorporation through December 31, 1997, net losses aggregating $131,089,000. The Company does not expect to generate a positive internal cash flow in the foreseeable future due to ongoing losses during the next year and expected working capital requirements. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new products and the competitive environment in which the Company operates. Although the Company is deriving limited operating revenue from its current operations, there can be no assurance that it will be able to develop significant additional sources of revenue or that its operations will become profitable. Results of operations may fluctuate significantly and will depend upon numerous factors, including regulatory actions, market acceptance of the Company's products, efficient manufacturing and slide processing operations, new product introductions and competition.

NEED FOR MARKET ACCEPTANCE OF THE PAPNET TESTING SYSTEM

  The Company's future performance will depend to a substantial degree upon market acceptance of the PAPNET Testing System. The extent of, and rate at which, market acceptance and penetration are achieved by the PAPNET Testing System are functions of many variables including, but not limited to, price, effectiveness, acceptance by patients, physicians and laboratories (including the ability of laboratories to hire additional cytotechnologists), manufacturing and training capacity, reimbursement practice and marketing and sales efforts. The Company believes that significant revenue growth in the United States depends upon effective marketing to the entire channel of distribution: clinical laboratories, clinicians, payers and women.

  The Company believes that its sales and marketing efforts to date in the United States have generated considerable awareness about PAPNET(R) testing among pathologists, cytotechnologists, gynecologists and women. The Company believes support and interest has been highest among women. Medical specialties, however, are often reluctant to change clinical practice methods and procedures, and early stage resistance is being experienced in the adoption of PAPNET(R) testing. Among gynecologists and pathologists there has been, in general, a slow adoption of the PAPNET technology and some reluctance to use it even if a woman inquires

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about or requests the test. The Company believes that this is due to several factors, including controversy within the medical profession about the public health consequences of Pap smear false negatives, the relative cost of PAPNET(R) testing to the Pap smear, limited reimbursement by third party payers and the impact of alternative technologies for cervical cancer screening. In response to these circumstances, the Company has initiated a change of its marketing and sales strategy to address these and additional considerations, however there can be no assurance that the PAPNET Testing System will achieve or maintain acceptance in its target markets. Similar risks may confront other products developed by the Company in the future.

  In addition, the Company originally expected that its business would develop primarily as a service to laboratories, and that most of its laboratory customers would elect to send smears on a patient-by-patient basis for scanning at the Company's centralized Scanning Centers. This strategy turned out to be expensive to support, and for a number of reasons it was only moderately successful at generating sales. Accordingly, the Company is refocusing its strategy toward selling and leasing the PAPNET Testing System directly to laboratories; however, there can be no assurance that the Company will achieve or maintain acceptance for such sales in its target markets.

NEED TO VALIDATE PAPNET-ON-CYTE AS A PRIMARY SCREENING TOOL

  The Company's PAPNET-on-Cyte strategy is dependent on the ability of the PAPNET system to perform effectively as a primary screening tool and receive government approvals where required. The Company believes that the medical literature to date supports the use of PAPNET system in this indication, but that additional clinical studies are necessary to support sales of PAPNET for primary screening even outside the United States. The Company is aware of several ongoing research projects, notably a large multi-site primary screening study co-funded by the National Health Service in the United Kingdom, the results of which the Company expects to be announced at an international conference in Tokyo in May 1998. In addition, a study has also been initiated in the Royal Liverpool Hospital in England with a PAPNET scanner on site and a prospective primary screening project. This latter study is expected to be replicated in other European countries during 1998, which the Company believes may lead to further documentation of the PAPNET role in primary screening. There can be no assurance that the outcome of such studies will validate and support the use of PAPNET-on-Cyte as a primary screening tool. See "Government Regulation."

RELIANCE ON A SINGLE PRODUCT

  The Company has concentrated its efforts primarily on the development of the PAPNET Testing System and will be dependent upon acceptance of that product to generate revenues. The Company has performed only limited research on other applications of its technology. There can be no assurance that the PAPNET Testing System will be successfully commercialized or that such other applications will be developed.

COMPETITION

  The Company is currently aware of four principal competitors which are engaged in efforts to automate one or more aspects of cervical smear screening. Three competitors, Cytyc Corporation ("Cytyc"), AutoCyte Inc. ("AutoCyte", formerly a unit of Hoffman-La Roche's Roche Image Analysis Systems) and Morphometrix Technologies Inc. ("Morphometrix") are focused on the development of devices for the production, and, in the case of AutoCyte and Morphometrix, imaging and automated analysis, of monolayer slides, an alternative to the conventional Pap smear method of specimen collection and preparation. AutoCyte has stated that it expected to receive FDA premarket approval of its PREP(R) monolayer slide preparation system in 1998 and that it expected to file for premarket approval during 1998 with respect to its AutoCyte SCREEN(R) automated interactive cervical cancer screening system. Morphometrix has stated that its expects clinical trials to begin during the first quarter of 1998 with respect to CYMET, its automated image analysis system, with a view to obtain regulatory approval and product launch in the first half of 1999. Morphometrix intends CYMET to be employed using CYPREP, a fluid-based monolayer Pap sample system, which Morphometrix has announced that it is developing using the ThinPrep(R) monolayer technology. Cytyc received approval from the FDA in May 1996 to market its ThinPrep(R) preparation to laboratories, for the purpose of filtering out blood, mucus and other material from the specimen for cervical cancer screening as a replacement for the conventional Pap smear method. In addition, Cytyc

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received FDA approval in November 1996 to expand its product labeling to include the claim that the ThinPrep(R) System is significantly more effective in detecting Low Grade Squamous Intraepithelial Lesions and more severe lesions in various populations than the conventional Pap smear method. Cytyc labeling may also indicate that the specimen quality using the ThinPrep(R) System is significantly improved over that of the conventional Pap smear method.

  The Company estimates that conventionally prepared Pap smears account for approximately 90% of the Pap smears analyzed in the United States and Australia, and virtually all of the Pap smears screened in Europe and greater China, the Company's other major markets. However, liquid-based preparations (including particularly the ThinPrep(R) Pap Test) are rapidly gaining in popularity in the United States and Australia, and the Company expects that such preparations could account for a significant portion of the market in the United States within two years. The leading manufacturer of such preparations, Cytyc, has announced the formation of a European business unit for the purpose of selling its ThinPrep(R) Pap Test(TM) in that market, but the Company is not aware of material sales to date in Europe.

  The PAPNET system is not currently indicated under its FDA label for the rescreening of ThinPrep(R) Pap Test(TM) slides or other liquid-based preparations, so a decision by a clinician or laboratory to use the ThinPrep(R) preparation for a particular patient precludes PAPNET assisted rescreening for that patient. However, the Company has announced its intention to include liquid-based preparations in its clinical trial designed to establish the safety and effectiveness of the PAPNET system for the primary screening of Pap smears.

  The other competitor of which the Company is aware, NeoPath, has developed a device for automated primary screening of conventional Pap smears, for which it submitted to the FDA a pre-market approval supplemental application. The FDA Hematology and Pathology Devices Panel (the "Panel") held a public meeting on January 28, 1998 to consider recommending approval of such supplement. The Panel voted to recommend approval of such supplement, subject to certain enumerated conditions. NeoPath has stated that it expects FDA approval within the next few months. In addition, on September 29, 1995, the FDA granted approval to NeoPath for the AutoPap(R) QC System to be used as part of a laboratory's quality control procedures.

  According to NeoPath, the AutoPap(R) QC System is designed to sort Pap smear slides into two groups, one classified as "negative" and one classified for "review." The group of slides classified for review, which constitutes a specified percentage of the whole, is again reviewed manually by the cytotechnologist through a conventional microscope. In contrast, cytotechnologists trained in the use of the PAPNET Testing System evaluate the 128 color images from each slide on the PAPNET Review Station. If all of the images appear normal, the cytotechnologist classifies the slide as "negative," and no further examination is required. If any one of the 128 images appears to the cytotechnologist to be abnormal, the cytotechnologist classifies the slide as "review" and then re-examines the slide manually under the microscope. Every slide screened using the PAPNET system receives a directed, professional human analysis, either of the PAPNET images or of both the images and the slide.

  The Company believes that at present it is still too early to determine the competitive effects resulting from an FDA advisory panel's recommendation that FDA approve Neopath's primary screening system. The Company believes that FDA approval of NeoPath's system may lend credibility to the use of computer-assisted screening systems generally, and such approval would not necessarily be adverse to the Company's long term interests. The Company has placed a high priority during 1998 on initiating clinical trials with respect to the use of the PAPNET(R) Testing System as a primary screening device to support a premarket approval supplemental application to the FDA, however there can be no assurance of such approval on a timely basis, or at all.

  The Company's known competitors or other companies may develop new products and technologies that prove to be more effective than the PAPNET Testing System or that may be viewed by clinical laboratories as reducing operating costs (for example, by reducing the number of cytotechnologists used in screening). In addition, competitive products and technologies may be manufactured and marketed more successfully than the PAPNET Testing System. Such developments could render the PAPNET Testing System less competitive or

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possibly obsolete, and could have a material adverse effect on the Company.
The Company will be required to compete with respect to product effectiveness, price, manufacturing and slide processing efficiency, marketing capabilities and customer service and support, areas in which it currently has limited experience.

  In addition to competitors attempting to develop fully automated or semi-automated systems for the screening or rescreening of Pap smears or alternative forms of Pap smears (such as liquid-based preparations), there may in the future be alternate techniques or technologies for the detection or prevention of cervical cancer, including in vivo devices and vaccines for human papilloma virus ("HPV"), which is implicated in most cases of cervical cancer. Although no such technique has been demonstrated to be useful as a substitute for the Pap smear, there can be no assurance that new techniques or technologies will not one day supplant or replace the Pap smear in medical practice.

DEPENDENCE ON KEY PERSONNEL

  The Company's business is highly dependent on the principal members of its management, marketing and technical staffs, and the loss of their services might impede the achievement of the Company's business objectives. In addition, the Company's future success will depend in part upon its ability to retain highly qualified management, scientific, technical and marketing personnel. There can be no assurance that the Company will be successful in retaining such qualified personnel or hiring additional qualified personnel. Losses of key personnel could have a material adverse effect on the Company's business.

IMPACT OF TERRITORIAL LICENSE AGREEMENTS AND ROYALTY ARRANGEMENTS

  From 1989 through 1991, the Company sold various long-term territorial license agreements (the "License Agreements") for the PAPNET Testing System. Following mergers of the various entities holding the License Agreements, there are currently two licensees. Carl Genberg, a director of the Company and member of the Compensation Committee, has significant ownership interests in the two licensees and is an officer and director of Cytology West, Inc., holder of the License Agreement relating to Arizona, Nevada, Utah and San Diego County. The holders of the License Agreements receive royalties on an annual basis which the Company estimates will be approximately 10% of its United States revenues over the term of the License Agreements, however, the actual amount of such royalties may differ from the foregoing estimated percentage depending on variation in geographical origin of Company revenues and there can be no assurance that the amount of such royalties will not exceed such percentage. In 1997, the Company's royalty obligation was equal to approximately 18.9% of the Company's United States revenues, because a disproportionate share of revenues came from certain licensed territories. The Company's aggregate royalty expense incurred under the License Agreements was approximately $988,000, $286,000 and $87,000 in 1997, 1996 and 1995,
respectively. In accordance with a settlement agreement entered into in 1995 which clarified previously disputed elements of the License Agreements, the Company is renegotiating revised licenses (the "Restated Licenses") with the two licensees pursuant to which the rights and obligations will be clarified but as to which the economic terms will not be materially altered except that slides received by the Company from multistate national laboratories will be deemed to have been received from the licensed territories pro rata with respect to each territory's population as a percentage of the entire United States population. The Restated Licenses will expire on December 31, 2025.

  As part of the Company's acquisition of New System International and the Taiwan distributor of PAPNET in 1997, the Company entered into an agreement with Papnet (Far East) Ltd. ("PFEL"), pursuant to which PFEL paid the Company $800,000 for the right to receive 3% to 4% of Company sales revenues in Hong Kong, China and Taiwan over a 15 year period (the "Royalty Arrangement"). Under the terms of the Royalty Arrangement, commencing September 2001 and ending September 2005, PFEL may, at its option, require the Company to repurchase its rights under the Royalty Arrangement for an aggregate purchase price equal to five times the trailing year's royalty due (the "Repurchase Option"). The Repurchase Option is payable at the election of the Company in either cash or in Company Common Stock. If the Repurchase Option is exercised by PFEL and made payable by the Company in Common Stock, (i) the price of the Common Stock will be determined based on the average publicly quoted closing price of the most recent 30 day period prior to exercise of the Repurchase

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Option, and (ii) the Company will provide registration rights with respect to such Common Stock. The Royalty Arrangement contains a provision providing that in the event of cessation of the Company's Asia Pacific operations, a termination fee shall be due and payable to PFEL in an amount equal to US$800,000 less the sum of all royalty payments previously paid. No payments were made during 1997 to PFEL in regard to the Royalty Arrangement. There can be no assurance that payments made by the Company in respect of the Royalty Arrangement will not have material consequences on the profitability of the Company's Asia Pacific business. In addition, in the event PFEL exercises its Repurchase Option and if the consideration is paid in Common Stock, such payment will result in dilution of the Company's outstanding Common Stock, and the registration and sale of such stock may adversely affect the market for other publicly traded shares of the Company's Common Stock.

  In addition, the provisions of an agreement dated October 3, 1990 granted certain rights to be the Company's sole licensee for distribution of the PAPNET system in Canada. The agreement provides that such "licensee shall be entitled to terms which are at least as favorable as those in any domestic United States of America licenses." A license with respect to such agreement has not been negotiated. The terms of such license when it is negotiated, and/or the activities of the licensee thereunder may have a material affect on the profitability of the Company's business in Canada. Joseph Salamon, a director of the Company until June 20, 1996, is the agent of the record holder of the rights to such license.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company has depended and will continue to depend substantially on its proprietary technology. The technology underlying the PAPNET Testing System is protected by nine United States patents and similar corresponding foreign patents granted to the Company. The Company also has filed several additional patent applications as to certain other aspects of the Company's technology; however, there can be no assurance that such applications will be granted. There can be no assurance that the Company's issued patents or other patents issued in the future will afford protection from material competition or that such patents will not be challenged. The Company also relies on trade secrets and proprietary know-how, which it protects, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known to, or independently developed by, competitors.

  The medical device industry has been the subject of extensive litigation regarding patents and other intellectual property rights, and the Company may institute or otherwise be involved in such litigation to enforce its patents, protect its trade secrets or know-how, challenge the validity of proprietary rights of others or defend against alleged infringement by the Company of proprietary rights of others. The Company has instituted such litigation against NeoPath, a competitor of the Company, and Neopath has instituted litigation against the Company (see "--Competition" and "--Litigation"). An adverse determination in this or other such litigations could limit the value of the Company's issued patents or result in invalidation of those patents, subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or prevent the Company from manufacturing and selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The Company's services, products and manufacturing activities are subject to extensive and rigorous government regulation by the FDA and by other federal, state and local authorities. Commercial distribution in certain foreign countries is also subject to government regulations. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing without compliance with premarket approval provisions and conducts periodic inspections to determine compliance with its Quality System regulations. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or

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adoption of new regulations could affect current regulatory approvals and affect the timing of, or prevent the Company from obtaining, future regulatory approvals. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that the Company may develop and/or to impose costly requirements on the Company. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect the Company.

  The Company's products are subject to a variety of regulations in certain international markets, including Europe. Some European countries have established national regulations relating to in vitro diagnostic medical devices, such as the PAPNET system. These regulations do not typically require premarket approval, but may impose other requirements.

  In vitro diagnostic medical devices such as the PAPNET system are not currently subject to medical device directives issued by the European Union ("EU"). The Company anticipates, however, that the EU will soon propose a directive for in vitro diagnostic medical devices that would establish a basis for harmonized regulation of such devices among EU member states. Such a directive would likely establish a deadline for compliance. If enacted, the directive would apply only to member states of the EU and the European Economic Area. Other European countries, however, may enact national laws that would conform to the directive. There can be no assurance that the PAPNET Testing System or any other product that the Company may develop will obtain any required regulatory clearance or approval on a timely basis, if at all.

INTERNATIONAL SALES AND OPERATIONAL RISKS

  The Company markets the PAPNET Testing System to customers outside of the United States. In addition, the Company manufactures its PAPNET Scanning Stations in Israel and operates Scanning Centers in Amsterdam and Hong Kong. A number of risks are inherent in international transactions. International sales and operations may be limited or disrupted by the regulatory approval process, governmental controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing international operations. Foreign regulatory agencies have established, or may establish, product standards different from those in the United States, and any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. In addition, the Company's business, financial condition and results of operations may be adversely affected by limitations on its ability to repatriate funds, increases in duty rates and difficulties in obtaining export licenses.

  The Company's Asia Pacific operations are headquartered in Hong Kong which reverted to the sovereignty of the People's Republic of China in July 1997 and is now a Special Administrative Region. At present, Hong Kong is generally viewed as an open and thriving economic area with a high degree of autonomy, however, there can be no assurance as to the continuation of political stability and economic free markets in Hong Kong, or of the affects any change in this regard would have on the Company's sales and/or operations in the Asia Pacific region.

  At present, the recent downturns in various Asia Pacific economies have not had a material impact on the Company's financial condition in the region; however, there can be no assurance that Asian economic difficulties will not adversely affect the Company's Asia Pacific sales and operations.

  There can be no assurance that the Company will be able to successfully commercialize the PAPNET Testing System or any future product in any foreign market.

FOREIGN EXCHANGE FLUCTUATIONS

  The Company anticipates that international sales will continue to represent a significant portion of its net sales as it executes its plan to establish commercial use of the PAPNET Testing System on a worldwide basis, including in the United States. Neuromedical Systems, Inc., the United States parent company, has provided a

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significant portion of the financing required for its Netherlands and Hong
Kong Scanning Centers through United States dollar-denominated intercompany loans. The Company also maintains its PAPNET Testing System manufacturing facility in Israel. As a result of its international operations and its current financing practices, the Company's operating results are subject to the impact of fluctuations in exchange rates of the currencies in which its foreign operations conduct business versus the United States dollar. Future currency fluctuations, to the extent not adequately hedged, could have an adverse effect on the Company's business, financial condition and results of operations.

LIMITED SLIDE PROCESSING AND MANUFACTURING HISTORY;DEPENDENCE ON SOLE SOURCE SUPPLIERS

  The Company has had limited experience with slide processing in commercial-scale quantities and the manufacture and assembly of PAPNET Scanning Stations in the volumes that will be necessary for the Company to generate significant revenues from the processing of slides on the PAPNET Testing System and installation of PAPNET-on-Cyte Scanning Stations in customer laboratories. The Company may encounter difficulties in scaling up its slide processing operations or production or in hiring and training additional personnel to operate its PAPNET-on-Cyte Scanning Stations, or to manufacture its products. Future interruptions in supply or other production problems could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has qualified only single sources for certain essential components. Interruptions in the supply of such components might result in production delays and create the need for modifications of the design of the various components of the PAPNET Testing System and PAPNET-on-Cyte, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF MEDICARE, MEDICAID AND OTHER THIRD-PARTY REIMBURSEMENT

  In the United States, many Pap smears are currently paid for by the patient, and the level of reimbursement by third-party payers that do provide reimbursement varies considerably. Third-party payers (Medicare/Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of the Company's products and services by regulating the maximum amount of reimbursement for PAPNET testing provided by such payers or by not providing any reimbursement at all. Restrictions on reimbursement may limit the price which the Company can charge for its services or reduce the demand for PAPNET testing. In addition, if Medicare and Medicaid do not provide for reimbursement of PAPNET testing, or, if the level of such reimbursement is significantly below the amount laboratories charge patients to perform PAPNET testing, the size of the potential market available to the Company may be reduced. By early 1998, the Company was aware of only one state Medicaid payer that reimbursed for PAPNET-assisted rescreening, and Medicare reimbursement was significantly below the amount that laboratories charge for performing PAPNET-assisted rescreening. In addition, the technology evaluation committee of the Blue Cross Blue Shield Association recently questioned the cost-effectiveness of several of the new cervical screening products, including PAPNET, AutoPap, and the ThinPrep Pap test. There can be no assurance that costs associated with PAPNET testing will ever become reimbursable or that the level of reimbursement to laboratories for PAPNET testing will achieve or be maintained at levels necessary to permit the Company to generate substantial revenues. In the international market, reimbursement by private third-party medical insurance providers, including governmental insurers and payers, varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party or governmental reimbursement.

HEALTHCARE REFORM

  Recent proposals before Congress have included plans to restructure the delivery and financing of healthcare services in the United States. Such proposals focus on the control and reduction of public and private spending on healthcare, including Medicare and Medicaid, the reform of the methods of payment for healthcare goods and services by both the public and private sectors, and the provision of universal access to healthcare. The Company

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cannot predict what form such legislation, if any, may take or the effect of such legislation on its business. It is possible that legislation enacted by Congress will contain provisions resulting in limitations which may adversely affect the business, financial position and results of operations of the Company. It is also possible that future legislation either could result in modifications to the nation's public and private healthcare insurance systems, which could affect reimbursement policies in a manner adverse to the Company, or could encourage integration or reorganization of the healthcare delivery system in a manner that could adversely affect the Company. The Company cannot predict what other legislation, if any, relating to its business or to the healthcare industry may be enacted, including legislation relating to third-party reimbursement, or what effect any such legislation may have on its business, financial position and results of operations.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING

  There can be no assurance that the Company will not be required to seek additional equity or debt capital to finance its operations in the future. In addition, there can be no assurance that any such financings, if needed, will be available to the Company or that adequate funds for the Company's operations, whether from the Company's revenues, financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed or on terms attractive to the Company. The inability to obtain sufficient funds may require the Company to delay, scale back or eliminate some or all of its research and product development programs, sales and marketing efforts, manufacturing and slide processing operations, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to market and sell itself.

LITIGATION; POTENTIAL UNAVAILABILITY OF INSURANCE

  The commercial screening of Pap smears has been characterized by significant malpractice litigation. As a result, the Company faces a risk of exposure to product liability, errors and omissions or other claims in the event that the use of its PAPNET Testing System or other future potential products is alleged to have resulted in a false negative diagnosis. While PAPNET is a supplemental test and does not purport to diagnose any slide, there can be no assurance that the Company will avoid significant liability. There also can be no assurance that the Company will be able to obtain adequate insurance coverage or that, if obtained, such coverage will continue to be available at an acceptable cost, if at all. Consequently, such claims could have a material adverse effect on the business or financial condition of the Company.

  On December 4, 1995, the Company was served with a Summons and Complaint in an action entitled Herbst et al. v. Neuromedical Systems, Inc. et al., in the Supreme Court of the State of New York. The plaintiffs in this suit allege, among other things, that pursuant to written contracts, which they claim the Company has breached, they were entitled to be issued warrants exercisable for the purchase of approximately 128,000 shares of common stock at various prices. They further allege that the Company and certain of its officers and directors made fraudulent misrepresentations and took other allegedly improper actions that diminished the value of the warrants they claim they are entitled to under these contracts. On January 31, 1996, the plaintiffs served the Company with an Amended Complaint alleging legal claims similar to those in the original Summons and Complaint served on the Company, but adding one of the Company's former directors as a defendant and specifying that the plaintiffs are seeking compensatory damages from the Company and one of its officers and a former director totaling $114 million and punitive damages totaling $175 million. On February 23, 1996, the defendants moved to dismiss the Amended Complaint and on November 27, 1996, the New York State Supreme Court issued an opinion dismissing all of the plaintiff's claims that the Company and certain officers and directors committed fraud and other improper actions that allegedly diminished the value of the warrants plaintiffs claim they are entitled to receive. The Court denied the Company's motion to dismiss plaintiffs' breach of contract claim, and plaintiffs continue to seek $39 million in compensatory damages and $75 million in punitive damages. The Company intends to continue to vigorously defend this action. The Company believes that, in any event, the damages claimed bear no relation to the harm alleged and believes an adverse judgment in this case would not have a material adverse effect on the Company's operations, financial position or cash flows.

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

  On July 15, 1996, the Company filed a lawsuit against NeoPath Inc., a competitor of the Company, in the United States District Court for the Southern District of New York, seeking damages and injunctive relief for patent infringement, false advertising, unfair competition, intentional interference with business relations and damage to business reputation. In the lawsuit, the Company alleges that NeoPath willfully misappropriated the Company's patented technology and used such technology in NeoPath's AutoPap(R) 300 QC System. The Company also alleges that NeoPath falsely characterized and made misleading comparisons to consumers and securities analysts of the AutoPap(R) 300 QC System and the Company's PAPNET Testing System. NeoPath has denied all allegations and, in addition, it has filed counterclaims against the Company seeking damages and injunctive relief for false advertising and unfair competition. In the counterclaims, NeoPath alleges that statements made by the Company characterizing the performance of the PAPNET Testing System, and its effectiveness relative to NeoPath's AutoPap(R) 300 QC System, as well as other statements, are false and misleading and constitute misrepresentations. The Company believes that NeoPath's assertions are without merit. In the second half of 1997, the Company filed, briefed and argued a motion for a preliminary injunction against further manufacture of the AutoPap 300 QC System. That motion is still pending. Although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of pursuing this lawsuit will be significant during 1998.

  On March 28, 1997, Neopath, Inc. filed a patent infringement lawsuit against the Company in the United States District Court for the Western District of Washington. The lawsuit seeks to enjoin the Company from allegedly infringing three of Neopath's patents. Neopath is seeking preliminary and permanent injunctive relief as well as compensatory damages, including treble damages. On March 18, 1998, NeoPath and the Company filed a stipulated dismissal of two of the three NeoPath patents asserted against the Company in this case. Also on March 18, 1998, the Company filed a motion for summary judgment of non-infringement on the remaining NeoPath patent. NeoPath has yet to respond to the Company's motion for summary judgment and the Court has not yet decided whether to grant or deny the Company's motion. Also on March 18, 1998, NeoPath filed a motion for leave to amend its Complaint to add an allegation of infringement of a further NeoPath patent. The Company has yet to respond to NeoPath's motion for leave to amend and the Court has not yet decided whether to grant or deny NeoPath leave to amend its complaint. The Company believes that it has valid legal and factual defenses to NeoPath's allegations of infringement of the patent currently in the lawsuit as well as to NeoPath's allegations of infringement of the patent it seeks to add to the lawsuit through amendment of the Complaint. The Company intends to continue to vigorously defend this action. The Company also believes that an adverse judgment in this case would not have a material effect on the Company's operations, financial position or cash flow.

  On March 18, 1998, NeoPath also filed an additional patent infringement lawsuit against the Company in the United States District Court for the Western District of Washington. The lawsuit seeks to enjoin the Company from allegedly infringing two additional NeoPath patents. NeoPath is seeking preliminary and permanent injunctive relief as well as compensatory damages, including treble damages. The Company has not yet filed an answer to the Complaint in the lawsuit and is still evaluating NeoPath's allegations. Based on its initial review, however, the Company believes that it has valid legal and factual defenses and intends to vigorously defend this action.

  On April 15, 1997, the Company was served with a lawsuit filed by Cytyc Corporation in the United States District Court for the District of Massachusetts against the Company, certain of its officers and others, alleging false and misleading advertising, unfair and deceptive trade practices, theft of trade secrets, unfair competition, interference with relationships and defamation. On June 23, 1997, the court dismissed the Massachusetts lawsuit on the basis of lack of jurisdiction. On June 24, 1997, Cytyc filed suit against the Company, Mark Rutenberg and Dr. Mango in the United States District Court for the Southern District of New York, alleging causes of action for (1) violation of the Lanham Act, (2) misappropriation of trade secrets, (3) defamation, (4) violations of Sections 349 and 350 of New York General Law and (5) unfair competition. In this action, Cytyc seeks in excess of $11,000,000 in damages, costs and attorneys' fees, as well as injunctive relief prohibiting the Company from making false, misleading and defamatory statements regarding Cytyc and its ThinPrep Pap Test. The

Company moved to dismiss the complaint on the basis that it failed to state a claim upon which relief could be granted, which motion was denied by the Court on September 5, 1997. The Company subsequently filed a counterclaim in this matter on October 3, 1997, alleging causes of action for (1) violation of the Lanham Act, (2) violation of Sections 349 and 350 of New York General Law, (3) defamation and (4) unfair competition. The Company filed an amended counterclaim on November 10, 1997. By way of its amended counterclaim, the Company seeks damages and injunctive relief against Cytyc. The Company is contesting the case vigorously. The Company believes that the damages proposed bear no relation to the harm alleged, and believes that it is probable that this case will not have a material adverse effect on the Company's operations, financial position or cash flows, although there can be no assurance in this regard. Notwithstanding the foregoing, although the duration, costs and ultimate outcome of this lawsuit are unknown, the Company expects that the costs of defending this lawsuit will be significant during 1998.

  Although the Company believes that an adverse judgment in the foregoing lawsuits filed against the Company would not have a material adverse effect on the Company's operations, financial position or cash flows, there can be no assurance in this regard.

ANTI-TAKEOVER PROVISIONS; STOCKHOLDER RIGHTS PLAN

  The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and By-Laws (the "By-Laws") contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate and By-Laws, among other things, (i) classify the Board of Directors of the Company (the "Board") into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) prohibit action by stockholders by written consent, (iv) require advance notice of stockholder nominations and proposals and (v) preclude stockholders from calling a special meeting of stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board. The Board has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, the Company has adopted a stockholder rights plan. The stockholder rights plan, as well as the Certificate and By-Laws provisions described above, could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company and could otherwise adversely affect the market price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

  As of February 27, 1998, officers and directors of the Company, and stockholders owning more than 5.0% of the Common Stock of the Company, together with entities affiliated with them, beneficially owned approximately 46.6% of the Common Stock of the Company. As of February 27, 1997, Goldman, Sachs & Co., and certain of its affiliates (including certain investment limited partnerships), owned approximately 22% of the Common Stock of the Company (excluding shares held in managed accounts, shares acquired in the ordinary course of business and shares issuable upon the exercise of options to acquire Common Stock). In the event that certain entities affiliated with Goldman, Sachs & Co. own in excess of 25% of the Common Stock of the Company (but not including certain securities), Goldman, Sachs & Co. would be precluded from making a market in the Common Stock. Officers and directors of the Company and stockholders owning more than 5.0% of the Common Stock of the Company may be able to control the election of all members of the Board and determine corporate actions. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  The Company has filed a registration statement under the Securities Act, covering Common Stock issued pursuant to the Neuromedical Systems, Inc. 1993 Stock Incentive Plan, as amended and restated October 25, 1995 (the "Incentive Plan").

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

  The Company may be obligated to register shares of Common Stock for sale pursuant to registration rights which have been granted to certain holders of the Company's securities. These registration rights could prevent or limit the ability of the Company to sell shares for its own account, could adversely affect the market price of the Common Stock and could require the Company to incur significant expenses.

LIMITED PRIOR PUBLIC MARKET; LIQUIDITY; POSSIBLE VOLATILITY OF STOCK PRICE

  The Common Stock is quoted on the Nasdaq National Market System, under the symbol "NSIX." There can be no assurance that an active public market for the Common Stock can be sustained. The market price of the Common Stock could fluctuate significantly as a result of the Company's financial results, regulatory approval filings, clinical studies, technological innovations or new commercial products introduced by the Company or its competitors, developments concerning patents or proprietary rights, trends in the healthcare industry or in healthcare generally, litigation, the adoption of new laws or regulations or new interpretations of existing laws or regulations and other factors. The underwriters of the Company's IPO have informed the Company that, subject to applicable laws and regulations, they intend to continue to make a market in the Common Stock, however, they are not obligated to do so and any such market-making may be discontinued at any time without notice. Moreover, because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus and otherwise comply with the requirements of the Securities Act in connection with any secondary market sale of the Common Stock, which may affect their ability to continue market-making activities.

DIVIDEND POLICY

  The Company has not paid and does not anticipate paying any cash dividends in the foreseeable future and intends to retain future earnings for the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and subject to certain limitations under the General Corporation Law of the State of Delaware and will depend upon the Company's results of operations, financial condition, other contractual restrictions and other factors deemed relevant by the Board.

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